EXHIBIT 99.1

Contact:
Ellen Corliss
 SVP, Investor Relations &
Corporate Communications
Oxygen Biotherapeutics, Inc.
(919) 855-2112

Oxygen Biotherapeutics Receives Favorable NASDAQ Listing Decision

MORRISVILLE, N.C. May 16, 2013 -- Oxygen Biotherapeutics, Inc. (NASDAQ: OXBT), today announced that the NASDAQ Listing Qualifications Panel (the “Panel”) has granted the Company’s request for continued listing on The NASDAQ Capital Market pursuant to an extension through June 3, 2013 to evidence compliance with the minimum $1.00 bid price requirement and through July 31, 2013 to evidence compliance with the minimum $2.5 million stockholders’ equity requirement for continued listing on The NASDAQ Capital Market.

The determination follows the Company’s hearing before the Panel on May 2, 2013, at which the Panel considered the Company’s plan to regain and sustain compliance with the minimum bid price and stockholders’ equity requirements.  The Company is working to timely evidence compliance with the terms of the Panel’s decision; however, there can be no assurance that it will be able to do so.

“The panel’s decision is great news for shareholders. We are quite pleased with the panel’s decision and appreciate their confidence in our ability to meet and maintain compliance with NASDAQ’s requirements,” said Michael B. Jebsen, Interim CEO and CFO of Oxygen Biotherapeutics.

About Oxygen Biotherapeutics, Inc.
Oxygen Biotherapeutics, Inc. is developing medical products that efficiently deliver oxygen to tissues in the body. The company has developed a proprietary perfluorocarbon (PFC) therapeutic oxygen carrier called Oxycyte® that is currently in clinical and preclinical studies for intravenous delivery for indications such as traumatic brain injury, decompression sickness and stroke. The company is also developing PFC-based creams and gels for topical delivery to the skin for dermatologic conditions and potentially wound care. In addition, the Company has commercialized its Dermacyte® line of skin care cosmetics for the anti-aging market. Dermacyte is now out-licensed to Valor Cosmetics of Switzerland.

Caution Regarding Forward-Looking Statements
This news release contains certain forward-looking statements by the company that involve risks and uncertainties and reflect the company’s judgment as of the date of this release. The forward-looking statements are subject to a number of risks and uncertainties including the company’s ability to maintain compliance with NASAQ rules, delays in new product introductions and customer acceptance of these new products, and other risks and uncertainties as described in our filings with the Securities and Exchange Commission, including in the current Form 10-Q filed on March 18, 2013, and our annual report on Form 10-K filed on July 24, 2012, as well as other filings with the SEC. The company disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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